Exhibit 3.1

(As Updated Through September 26, 2023)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNWORKS, INC.

Sunworks, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of this corporation is SUNWORKS, INC.

SECOND: The address of this Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. National Corporate Research, Ltd., is the Corporation’s registered agent at that address.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. CAPITALIZATION. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, consisting of (a) One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

B. REVERSE STOCK SPLIT. Effective at 4:00 p.m. Eastern Time on August 29, 2019 (the “Effective Time”), each seven (7) shares of Common Stock then issued and outstanding, or held in the treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.

C. PREFERRED STOCK. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide, by resolution, for one or more series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock need not be identical to any other series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, the rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series.

The Board of Directors is authorized to increase the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series of Preferred Stock. The Board of Directors is authorized to decrease the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series.

D. COMMON STOCK.

(i) Except as otherwise required by law, and subject to any special voting rights which may be granted to any additional series of Preferred Stock in the Board of Directors resolutions which create such series, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders. Holders of Common Stock shall not have the right to cumulative voting in the election of directors of the Corporation.

(ii). Subject to the rights of the holders of the Preferred Stock, if any, the holders of the Common Stock shall be entitled to receive such dividends and other distributions, in cash, securities or property of the Corporation, as may be declared thereon from time to time by the Board of Directors, out of the assets and funds of the Corporation legally available therefor.

FIFTH: The incorporator of this Corporation is Michael E. Pfau, whose mailing address is 1421 State Street, Santa Barbara, California 93101.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

EIGHTH: A Director of the Corporation shall not liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or appeal.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized at any time by the laws of the State of Delaware may be added to this Certificate of Incorporation in the manner now or hereafter prescribed by law. All rights, preferences, and privileges of whatsoever nature conferred upon stockholders, Directors, or other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

TENTH: Effective on April 3, 2009, there shall be a one-for-five split of all issued and outstanding Common Stock of the Corporation such that for every five shares of Common Stock outstanding on such recording date, the shareholder of that Common Stock of record on such recording date shall thereafter own one share of Common Stock.

ELEVENTH: Effective on August 30, 2010, there shall be a one-for-five split of all issued and outstanding Common Stock of the Corporation such that for every five shares of Common Stock outstanding on such recording date, the shareholder of that Common Stock of record on such recording date shall thereafter own one share of Common Stock.

TWELFTH: The authorized number of directors of the Corporation shall be not less than one (1) nor more than fifteen (15) as fixed from time to time by resolution of a majority of the Board of Directors.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

SOLAR3D, INC.

James B. Nelson hereby certifies as follows:

1. He is the President and the Secretary of Solar3D, Inc., a Delaware corporation (the “Company”).

2. The number of authorized shares of Preferred Stock is 5,000,000, none of which has been issued. The authorized number of shares of Series A Preferred Stock is 4,400, none of which has been issued.

3. The Board of Directors has duly adopted the following resolution at a meeting of the Board of Directors:

WHEREAS, the Certificate of Incorporation, as amended, authorizes the Preferred Stock of the Company to be issued in series and authorize the Board of Directors to determine the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and the designation of any such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of the first series of Preferred Stock of the Company and does hereby fix and determine the rights, preferences, restrictions and other matters relating to said initial series of Preferred Stock as follows:

1. Designation

There is hereby designated a series of Preferred Stock to be known as “Series A Preferred Stock” and the authorized number of shares of Series A Preferred Stock shall be 4,400 shares, with the rights, preferences, privileges, and restrictions set forth in this Certificate.

2. Dividends

The holders of the Series A Preferred Stock will not participate in the receipt of any dividends which may be declared by the Board of Directors or paid by the Company.

3. Voting Rights

On all matters submitted to a vote of the shareholders of the Company, each share of Series A Preferred Stock will have 100,000 votes and the holders of the Series A Preferred Stock will vote with the holders of the Common Stock as one class.

4. No Liquidation Preference

The holders of the Series A Preferred Stock will have no right to participate in the distribution of any assets of the Company upon its liquidation or in any other transaction involving the distribution of any of the Company’s assets.

5. Redemption and Conversion

Each share of Series A Preferred Stock will be (a) automatically redeemed and converted by the Company upon the listing of the Company’s common stock for trading on the NASDAQ Capital Market or (b) converted at the option of any holder, in each case, into one share of the Company’s common stock.

6. Notices

Any notice required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, said Solar3D, Inc. has caused this Certificate to be signed by duly authorized officers on this 9th day of January 2015.

By:	/s/ James B. Nelson
James B. Nelson, President and Secretary

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

SOLAR3D, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions establishing a new series of preferred stock were duly adopted by the Board of Directors (the “Board of Directors”) of Solar3D, Inc., a Delaware corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by Article Fourth of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors of this Corporation hereby establishes a series of the authorized preferred stock of this Corporation, $0.001 par value per share, which series will be designated as “Series B Preferred Stock,” and which will consist of 1,700,000 shares and will have the following rights, preferences, privileges and restrictions (capitalized terms not defined herein shall have the meaning given to such terms in the Certificate of Incorporation, as amended, of this Corporation):

A. Dividends and Distributions. The holders of outstanding shares of the Series B Preferred Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, at the rate of $0.01 per share per annum (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), payable in preference and priority to any payment of any dividend on the Common Stock and payable as the Board of Directors may from time to time determine. The right to such dividend on the Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to the holders of the Series B Preferred Stock by reason of the Board’s failure to declare and set apart dividends thereon for any given period as herein provided. If the Board of Directors shall elect to make further distribution of dividends after all dividends on the Series B Preferred Stock, as required by this Section 1 shall have been paid or declared and set apart for payment to holders of the Series B Preferred Stock, such dividends shall be made equally to all outstanding shares, preferred and common.

B. Liquidation Preference.

i. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors of this Corporation (collectively, the “Senior Preferred Stock”), the holders of the Series B Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, $0.0001 for each share (as adjusted for any stock split, stock division or consolidation) of Series B Preferred Stock then-outstanding.

ii. Upon the completion of the distribution required by subparagraph (i) of this Section B, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series B Preferred Stock).

C. Voting. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each Share of Series B is convertible pursuant to Section E herein, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

D. Protective Provisions. So long as at least 100,000 shares of Series B Preferred Stock remain outstanding, without the consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, in their sole discretion, voting as a separate series, given in writing or by vote at a meeting of such called for such purpose, this Corporation will not:

i. amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of this Corporation or this Certificate of Designations, each as amended, so as to adversely affect any of the rights, preferences, privileges, limitations or restrictions provided for the benefit of the holders of the Series B Preferred Stock; or

ii. issue or sell, or obligate itself to issue or sell, any additional shares of Series B Preferred Stock, or any securities that are convertible into or exchangeable for shares of Series B Preferred Stock.

E. Conversion.

i. Conversion at Election of Holder. The shares of Series B Preferred Stock may be converted into shares of Common Stock as set forth herein, at the election of the holders at any time and from time to time after the original issuance, at the option of each Holder thereof, into that number of shares of Common Stock set forth in Section E(ii). Holders shall effect conversions by providing the Corporation with notice in the form of conversion notice attached hereto as Annex A.

ii. Conversion Rate. Each share of Series B Preferred Stock shall be convertible into one share of Common Stock, subject to adjustment from time to time as provided in this Certificate of Designation. All references to the Conversion Rate herein mean the Conversion Rate as so adjusted.

iii. Subdivisions; Combinations. In the event this Corporation should at any time prior to the conversion of the Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the number of shares of Common Stock outstanding at any time prior to the conversion of the Series B Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, following the record date for such reverse split or combination, the Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

iv. Recapitalizations. If at any time or from time to time after the effective date of this Certificate of Designations there is a recapitalization, reclassification, reorganization or similar event, then in any such event each holder of a share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

v. No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designations (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section E by this Corporation, but will in good faith assist in the carrying out of all the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

vi. Reservation. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, to effect conversions, such number of duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of the Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Corporation’s Certificate of Incorporation.

F. Redemption by this Corporation. The Series B Preferred Shares shall not be redeemable by this Corporation.

G. Reacquired Shares. Any shares of Series B Preferred Stock which will have been converted will be retired and cancelled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

RESOLVED, FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and empowered on behalf of this Corporation to execute, verify and file a certificate of designation in accordance with Delaware law.

IN WITNESS WHEREOF, Solar3D, Inc. has caused this certificate to be duly executed by its duly authorized officers this 24th day of November 2015.

SOLAR3D, INC.

By:	/s/ James B. Nelson
James B. Nelson, Chief Executive Officer